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                                                                     EXHIBIT 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 HEREOF, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

                            WARRANT TO PURCHASE STOCK

Issuer: Momenta Pharmaceuticals, Inc., a Delaware corporation f/k/a Mimeon, Inc. Number of Shares: 12,500, subject to adjustment
Class of Stock: Series A Double Prime Convertible Preferred Stock, $0.01 par
                value per share
Exercise Price: $2.87, subject to adjustment
Issue Date: December 27, 2002
Expiration Date: December 27, 2012

     FOR THE AGREED UPON VALUE of $1.00, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Warrant is issued to SILICON VALLEY BANK (together with its successors and permitted assigns, "Holder") by Momenta Pharmaceuticals, Inc., a Delaware corporation f/k/a Mimeon, Inc. (the "Company").

     Subject to the terms and conditions hereinafter set forth, the Holder is entitled upon surrender of this Warrant and a duly executed Notice of Exercise in substantially the form attached hereto as APPENDIX 1 (the "Notice of Exercise"), at the principal office of the Company, 43 Moulton Street, Cambridge, Massachusetts 02138 or such other office as the Company shall notify the Holder of in writing, to purchase from the Company up to Twelve Thousand Five Hundred (12,500) fully paid and non-assessable shares (the "Shares") of the Company's Series A Double Prime Convertible Preferred Stock, $0.01 par value per share (the "Class"), at a purchase price per Share of Two Dollars Eighty-seven Cents ($2.87) (the "Exercise Price"). This Warrant maybe exercised in whole or in part at any time and from time to time until 5:00 PM, Eastern time, on the Expiration Date set forth above, and shall be void thereafter. Until such time as this Warrant is exercised in full or expires, the Exercise Price and the number of Shares are subject to adjustment from time to time as hereinafter provided.

     Notwithstanding the foregoing definition of Class, upon and after the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Class, including without limitation in connection with the Company's initial registered underwritten public offering and sale of its securities ("IPO"), then from and after the date upon which all such outstanding shares have been so converted, redeemed or retired, "Class" shall mean the Company's common stock, $0.0001 par value per share ("Common Stock"), and this Warrant shall be exercisable for such number of shares of Common Stock as shall equal the number of shares of Common Stock into which the Shares would have been converted pursuant to the Company's Certificate of Incorporation, as amended, including without limitation the Certificate of Designation, if any, applicable to the same class or series of

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preferred stock as the Shares (the "Certificate") had the Shares been issued and outstanding immediately prior to such conversion, redemption or retirement, and the Exercise Price shall be the Common Stock conversion price as determined pursuant to the Certificate immediately prior to such conversion, redemption or retirement (all subject to further adjustment as provided herein).

ARTICLE 1. EXERCISE.

            1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering this Warrant together with a duly executed Notice of Exercise to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Exercise Price for the Shares being purchased.

            1.2 CASHLESS EXERCISE CONVERSION RIGHT. In lieu of exercising this Warrant as specified in Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a whole number of Shares determined as follows:

                       X = Y (A-B)/A

     where:

                       X = the number of Shares to be issued to the Holder.

                       Y = the number of Shares with respect to which this Warrant is being exercised (which shall include both the number of Shares issued to Holder and the number of Shares subject to the portion of the Warrant being cancelled in payment of the aggregate Exercise Price).

                       A = the Fair Market Value (as determined pursuant to
                       Section 1.3 below) of one Share.

                       B = the Exercise Price then in effect.

            1.3   FAIR MARKET VALUE.

                  1.3.1 If shares of the Class (or shares of the Company's stock into which shares of the Class are convertible or exchangeable) are traded on a nationally recognized securities exchange or over the counter market, the fair market value of a Share shall be the closing price of a share of the Class (or the closing price of a share of the Company's stock for which shares of the Class are convertible or exchangeable, multiplied by the number of shares of such stock into which one share of the Class is convertible or exchangeable) reported for the business day immediately preceding the date of Holder's Notice of Exercise to the Company.

                  1.3.2 If shares of the Class (or shares of the Company's stock into which shares of the Class are convertible or exchangeable) are not traded on a nationally recognized securities exchange or over the counter market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

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            1.4   DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Company at its sole expense shall promptly deliver to Holder (i) certificates for the Shares acquired upon such exercise, and (ii) if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares for which this Warrant is still exercisable.

            1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor representing the Shares for which this Warrant is still exercisable.

            1.6   ASSUMPTION ON SALE, MERGER, OR CONSOLIDATION OF THE COMPANY.

                  1.6.1. "ACQUISITION". For the purpose of this Warrant, "Acquisition" means any sale, assignment, transfer or other disposition of all or substantially all of the assets of the Company, or any acquisition, reorganization, consolidation, or merger of the Company where the holders of the Company's outstanding voting equity securities immediately prior to the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity immediately following the transaction.

                  1.6.2. ASSUMPTION OF WARRANT. Upon the closing of any Acquisition (other than an Acquisition in which the consideration received by the Company's stockholders consists solely of cash), and as a condition precedent thereto, the successor or surviving entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. Following any such assumption of this Warrant upon an Acquisition, the number and class of securities for which this Warrant is exercisable, and the Exercise Price therefor, shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

ARTICLE 2.  ADJUSTMENTS TO THE SHARES.

            2.1 STOCK DIVIDENDS, SPLITS, ETC. If the Company declares or pays a dividend on the outstanding shares of the Class, payable in shares of the Class, Common Stock or other securities, or subdivides the outstanding shares of the Class into a greater number of shares of the Class, or subdivides the shares of the Class in a transaction that increases the amount of Common Stock into which such shares are convertible, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

            2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, reorganization or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall

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be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, reorganization or other event. The Company or its successor shall promptly issue to Holder a new warrant of like tenor for such new securities or other property representing the shares or other securities for which this Warrant is still exercisbale. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this
Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, reorganizations or other like events.

            2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares issuable upon exercise or conversion of this Warrant shall be proportionately decreased.

            2.4 NO IMPAIRMENT. The Company shall not, by amendment of the Certificate or its by-laws or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment.

            2.5 ADJUSTMENTS FOR DILUTIVE ISSUANCES. The number of shares of Common Stock for which the Shares are convertible shall be adjusted from time to time in accordance with Section 3.3 of Article Fourth of the Certificate as if the Shares were issued and outstanding on and as of the date of any such required adjustment after the date hereof.

            2.6 FRACTIONAL SHARES. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of this Warrant, the Company shall eliminate such fractional Share interest by paying Holder an amount computed by multiplying such fractional interest by the Fair Market Value (determined in accordance with Section 1.3 above) of one Share.

            2.7 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Exercise Price, number or class of Shares or number of shares of Common Stock or other securities for which the Shares are convertible or exchangeable, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its chief financial officer or other executive officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall at any time and from time to time, upon written request, furnish Holder with a certificate setting forth the Exercise Price, number and class of Shares and conversion ratio in effect upon the date thereof and the series of adjustments leading to such Exercise Price, number and class of Shares and conversion ratio.

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ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

            3.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

                  (a) All Shares which may be issued upon the due exercise of this Warrant, and all Common Stock or other securities, if any, issuable upon due conversion of the Shares, shall, assuming payment of the required Exercise Price, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

                  (b) The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued shares such number of shares of its Series A Double Prime Convertible Preferred Stock and shares of its Common Stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into shares of Common Stock or such other securities.

                  (c) On and as of the date hereof, (i) $2.87 is the lowest price per share for which shares of the Class have been sold or issued by the Company, and the lowest exercise or conversion price per share for which shares of the Class may be purchased or acquired upon the exercise or conversion of outstanding securities exercisable or convertible by their terms for shares of the Class, and (ii) the Common Stock conversion price in effect for shares of the Class as determined pursuant to the Certificate is $2.87.

                  (d) The execution and delivery by the Company of this Warrant and the performance of all obligations of the Company hereunder, including the issuance to Holder of the right to acquire the Shares, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant is not inconsistent with the Certificate and/or the Company's by-laws, does not, to the Company's knowledge, contravene any law or governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under, any material indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

            3.2   NOTICE OF CERTAIN EVENTS. If the Company proposes at any time
(a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to effect any reclassification or recapitalization of any of its securities; or (c) to effect an Acquisition or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend or distribution (and specifying the date on which the holders of securities of the Company shall be entitled to receive such dividend or distribution) or for determining rights to vote, if any, in respect of the matters referred to in (b) and (c) above; and (2) in the case of the matters referred to in (b) and (c) above, at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of securities of the Company

                                      - 5 -
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will be entitled to exchange their securities of the Company for securities or other property deliverable upon the occurrence of such event).

            3.3 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The shares of Common Stock issuable upon conversion of the Shares (and the Shares, at all times when the Class is Common Stock) shall have certain incidental or "piggyback" registration rights pursuant to, and as set forth in, that certain Investors' Rights Agreement dated as of April 16, 2002 among the Company and the other parties named therein. The Company and Holder have executed, as of the date hereof, a joinder agreement for the purpose of effecting the foregoing grant of registration rights and the other rights and obligations of the parties hereto set forth in the sections therein to which Holder is a party by the terms of such joinder agreement. The Company represents and warrants to Holder that the Company's foregoing grant of registration rights and its execution, delivery and performance of the aforementioned amendment or joinder agreement (a) have been duly authorized by all necessary corporate action of the Company's Board of Directors and shareholders, (b) will not violate the Certificate or the Company's by-laws, each as amended, (c) will not violate or cause a breach or default (or an event which with the passage of time or the giving of notice or both, would constitute a breach or default) under any material agreement, instrument, mortgage, deed of trust or other arrangement to which the Company is a party or by which it or any of its assets is subject or bound, and (d) do not require the approval, consent or waiver of or by any shareholder, registration rights holder or other third party which approval, consent or waiver has not been obtained as of the date of issuance of this Warrant.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE HOLDER. Holder represents and warrants to the Company as follows:

            4.1 PURCHASE FOR OWN ACCOUNT. Subject to Silicon Valley Bank's right to transfer, as set forth herein, this Warrant and the Shares (and/or the securities, if any, issued and issuable upon conversion of the Shares) to its parent corporation Silicon Valley Bancshares and/or any other affiliate of Silicon Valley Bank, this Warrant and the Shares to be acquired upon exercise hereof will be acquired for investment for Holder's account, not as nominee or agent, and not with a view to sale or distribution in violation of applicable federal and state securities laws, and, except for the transfer from Silicon Valley Bank to Silicon Valley Bancshares, Holder has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

            4.2 INVESTMENT EXPERIENCE. Holder understands that the purchase of this Warrant and the Shares covered hereby involves substantial risk. Holder (a) has experience as an investor in unregistered securities, (b) has sufficient knowledge and experience in financial and business affairs that it can evaluate the risks and merits of its investment in this Warrant and the Shares, (c) can bear the economic risk of such Holder's investment in this Warrant and the Shares, and (d) has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate.

            4.3 ACCREDITED INVESTOR. Holder is an "accredited investor" as such term is defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act").

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ARTICLE 5. MISCELLANEOUS.

            5.1   INTENTIONALLY OMITTED.

            5.2 LEGENDS. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

      THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND LAWS OR, SUBJECT TO SECTION 5.3 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE CORPORATION TO SILICON VALLEY BANK DATED AS OF DECEMBER _, 2002, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

            5.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Shares (and the securities, if any, issued and issuable upon conversion of the Shares) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to Silicon Valley Bancshares or other affiliate of Holder or is a transfer made in accordance with Rule 144 under the Securities Act.

            5.4 TRANSFER PROCEDURE. Following its receipt of this executed Warrant, Silicon Valley Bank will transfer same in whole or in part to its parent corporation Silicon Valley Bancshares, and thereafter Holder and/or Silicon Valley Bancshares may, subject to Section 5.3 above and to the transferee agreeing in writing to be bound by the terms hereof, transfer all or part of this Warrant and/or the Shares (or the securities, if any, issued and issuable upon conversion of the Shares) at any time and from time to time by giving the Company written notice of the portion of the Warrant and/or Shares (or the securities, if any, issued and issuable upon conversion of the Shares) being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); PROVIDED, that at all times prior to the closing of the Company's IPO, Holder shall not, without the prior written consent of the Company, transfer this Warrant (or any part hereof), any Shares, or any securities issued or issuable upon conversion of the Shares, to any person or entity which directly competes with the Company, unless such transfer is in connection with an Acquisition of the Company by any such person.

            5.5 NOTICES. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or mailed by first-class registered or certified mail, postage prepaid, or sent via reputable overnight courier

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service, fee prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time, but in all cases, unless instructed in writing otherwise, the Company shall deliver a copy of all notices to Holder to Silicon Valley Bank, Treasury Department, 3003 Tasman Drive, HA 200, Santa Clara, California 95054.

            5.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

            5.7 ATTORNEYS FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

            5.8 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to its principles regarding conflicts of law.

            5.9 NO RIGHTS AS A SHAREHOLDER. Except as specifically provided in this Warrant, Holder shall have no rights as a shareholder of the Company in respect of the Shares issuable hereunder unless and until Holder exercises this Warrant as to all or any of such Shares.

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     IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed as an instrument under seal by its duly authorized representative as of the date first above written.

ATTEST:                                 "COMPANY"

                                        MOMENTA PHARMACEUTICALS, INC.
                                        f/k/a Mimeon, Inc.


By: /s/ George W. Shuster, Jr.          By: /s/ Susan K. Whoriskey, Ph.D.
   -----------------------------------     -------------------------------------
Name:   GEORGE W. SHUSTER, JR.          Name:   Susan K. Whoriskey, Ph.D.
Title:                                  Title:  Vice President
                                                Licensing & Business Development

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                          ACKNOWLEDGMENT AND AGREEMENT

     WHEREAS, effective as of December 27, 2002, Silicon Valley Bancshares (the "Transferee") has received from Silicon Valley Bank (the "Transferor") a warrant to purchase 12,500 shares of Series A Double Prime Convertible Preferred Stock, $0.01 par value per share (the "Warrant") of Momenta Pharmaceuticals, Inc., a Delaware corporation (the "Company"); and

     WHEREAS, the Transferor and the Transferee hereby acknowledge that the Transferor is subject to that certain Amended and Restated Investors' Rights Agreement, dated May 9, 2003 (as may be amended from time to time, the "Investors' Rights Agreement"), by and among the Company, the Purchasers (as defined therein), the Founders (as defined therein) and certain other parties thereto; and

     WHEREAS, the Transferee has been given a copy of the Investors' Rights Agreement and has been afforded an opportunity to read and to have legal counsel review the Investors' Rights Agreement, and the undersigned is thoroughly familiar with its terms; and

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferee does hereby acknowledge and agree that:

     (i) the Transferor transferred the Warrant to the Transferee effective December 27, 2002 (the "Transfer") and the Transferee received such Warrant from the Transferor;

     (ii) the Transfer was effected in accordance with applicable securities laws.

     (iii)  the Transferee is the parent corporation of the Transferor;

     (iv) the Transferee has been given a copy of the Investors' Rights Agreement and has been afforded an opportunity to read and to have legal counsel review the Investors' Rights Agreement, and the Transferee is thoroughly familiar with its terms;

     (v) the Transferee is, and the Warrant is, subject to the terms and conditions set forth in the Investors' Rights Agreement;

     (vi)   the Transferee does hereby agree fully to be bound thereby;

     (vii) the Transferee is not a competitor of the Company as determined in good faith by the Board of Directors of the Company; and

     (viii) the Transferee's address for notice is:

                            Silicon Valley Bancshares
                      One Newton Executive Park, Suite 200
                             2221 Washington Street
                                Newton, MA 02462
                             Attn: Michael Hanewich

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     Dated this 25th day of February, 2004.

SILICON VALLEY BANK                     SILICON VALLEY BANCSHARES


By: /s/ R. BRYAN JADOT                  By: /s/ PAULETTE M. MEHAS
   -----------------------------------     -------------------------------------
Name:   R. Bryan Jadot                  Name:   Paulette M. Mehas
Title:  Vice President                  Title:  Treasurer